ENHANCED GUARANTEED PARTIAL WITHDRAWAL BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date specified on the Contract Schedule. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED PARTIAL WITHDRAWAL BENEFIT (GPWB): The GPWB provides for a guaranteed income benefit that you can elect to receive. The annual GPWB payment is a partial withdrawal equal to [10%] of the GPWB value on the Contract Anniversary when the benefit is exercised. The benefit must be exercised within 30 days following a Contract anniversary following the Waiting Period shown on the Contract Schedule.

Each GPWB payment reduces the GPWB Value. Any partial withdrawal in excess of the GPWB payment reduces the GPWB Value by the percentage of the excess Contract Value you withdraw (prior to any MVA, but including any withdrawal charge) for each withdrawal you make.

The benefit is paid annually 30 days following each Contract Anniversary unless that day is not a business day. If the 30th day after your Contract Anniversary is not a business day, we will make payments to you on the next business day.

We will deduct the GPWB payment from the Contract Value in proportion to the Contract Value in each of the Investment Options and if available, any Fixed Account Option. Any applicable MVA will not affect your GPWB payment but any amount deducted from the Contract Value in the Fixed Account will reflect any applicable MVA.

Any partial withdrawal privilege no longer applies once you elect to begin receiving GPWB payments. Any withdrawal charges will not apply to the GPWB payment. Withdrawal charges will apply to any additional partial withdrawals in excess of the GPWB payment in any given year.

After the date of benefit exercise under the GPWB,
o    No additional Purchase Payments will be accepted; and
o The value of other guaranteed minimum income and death benefits no longer increase, but they will decrease by the benefits paid under the GPWB and they will decrease by the percentage of any Contract Value withdrawn (prior to any MVA but including any withdrawal charge) in excess of the GPWB payment.

Calculation of the GPWB Value:
The GPWB Value is equal to the greater of A. or B:

     A. [3%] Annual Increase Amount.

     If the  Endorsement  effective date is the same as the Contract Issue Date:
     The [3%]-Annual Increase Amount as of the Endorsement effective date is set equal to the Initial Purchase Payment.

     If the  Endorsement  effective  date is later than the Contract Issue Date:
     The [3%]-Annual Increase Amount as of the Endorsement effective date is set equal to the Contract Value on the Endorsement effective date.

     On every Valuation Date other than a Contract Anniversary, and before the date of death or the date of benefit exercise of the GPWB, the [3%] Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

     1. Increased by any additional Purchase Payments received that day.
     2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     On every Contract Anniversary prior to the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise of the GPWB the [3%] Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1. Increased by a multiple of [1.03] if the Contract Owner's attained age is less than 81.
          2. Increased by any additional Purchase Payments received that day.
          3. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     Beginning with the Contract Anniversary that occurs on or after the Contract Owner's 81st birthday, and before the date of death or the date of benefit exercise under the GPWB, the [3%] Annual Increase Amount is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1. Increased by any additional Purchase Payments received that day.
          2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

         The [3%] Annual Increase Amount has a maximum amount determined by the following:

          1. [1.5] times the cumulative Purchase Payments.
          2. Reduced by each withdrawal's percentage of Contract Value withdrawn prior to any applicable MVA but including any withdrawal charge.

B.                   The Maximum Anniversary Value.

          If the  Endorsement  effective  date is the same as the Contract Issue
          Date: The Maximum Anniversary Value as of the Endorsement effective date is set equal to the Initial Purchase Payment.

          If the  Endorsement  effective  date is later than the Contract  Issue
          Date: The Maximum Anniversary Value as of the Endorsement effective date is set equal to the Contract Value as of the Endorsement effective date.

     On every Valuation Date other than a Contract Anniversary and before the date of death or the date of benefit exercise under the GPWB, the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

               1. Increased by any additional Purchase Payments received that day.

               2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

     On every Contract Anniversary prior to the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB, the Maximum Anniversary Value is set equal to the highest Contract Value that occurred on any Contract Anniversary after the Endorsement effective date, adjusted as follows:

               1. Increased by any additional Purchase Payments made since that Contract Anniversary.
               2. Reduced by the percentage of any Contract Value withdrawn prior to any applicable MVA since that Contract Anniversary, including any withdrawal charge.

     Beginning with the Contract Anniversary that occurs on or after the Contract Owner's 81st birthday and before the date of death or the date of benefit exercise under the GPWB, the Maximum Anniversary Value is set equal to the value on the Valuation Date immediately preceding it adjusted as follows:

               1. Increased by any additional Purchase Payments received that day.
               2. Reduced by the percentage of any Contract Value withdrawn that day prior to any applicable MVA but including any withdrawal charge.

After the date of benefit exercise under the GPWB, the GPWB decreases by the benefits paid under the GPWB, and it also decreases by the percentage of any Contract Value withdrawn in excess of the GPWB payments (prior to any MVA, but including any withdrawal charge) for each withdrawal you make.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the withdrawal benefit.

Conditions for Termination of the GPWB:
This benefit will terminate on the Income Date or when the Contract terminates.

Annual payments under the GPWB will continue until the GPWB Value is less than your annual GPWB payment. At that time we will pay you the balance of your GPWB Value. At the time the last GPWB payment has been paid, you have the option of either:

o Receiving Annuity Payments under an Annuity Option you select based on any remaining Contract Value (adjusted for any applicable MVA and any applicable Premium Tax); or
o Receiving any remaining Contract Value (adjusted for any applicable MVA, withdrawal charges and any applicable Premium Tax) in a lump sum.

We will send you notice at least 30 days before the last benefit payment date to ask for your instructions. If we do not receive instructions by the date that the last GPWB payment is to be paid, we will pay you any remaining Contract Value (adjusted for any applicable MVA, withdrawal charges and any applicable Premium Tax) in a lump sum.

Benefit Charge:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

         Signed for Allianz Life Insurance Company of North America by:


                       [Suzanne J. Pepin]              [Charles Kavitsky]
                        Suzanne J. Pepin               Charles Kavitsky
                Senior Vice President, Secretary        President
                   and Chief Legal Officer